THE STEAK N SHAKE COMPANY

NEWS RELEASE

San Antonio, TX, January 29 -- The Steak n Shake Company (NYSE: SNS) announces fiscal first quarter 2010 results and change in corporate name:

First Quarter 2010 Results

Net earnings for fiscal first quarter 2010 were $5.5 million, or $3.82 per diluted share, contrasted with a net loss for the first quarter of fiscal year 2009 of ($3.4 million) or ($2.43) per diluted share.  In the current quarter, net sales increased 12.9% from $130.7 million to $147.6 million. To become apprised fully of our results, shareholders should carefully study our 10-Q, which has been posted at www.steaknshake.com.

Change in Name of Holding Company

The company’s plan is to change its corporate name from The Steak n Shake Company to Biglari Holdings Inc.  This adjustment is to delineate more clearly the parent company’s new direction as a diversified holding company as well as to eliminate confusion among the activities of the holding company and those of our wholly-owned subsidiary, Steak n Shake Operations Inc. Because a change of the corporate name requires an amendment to the articles of incorporation, we will include a proposal in our proxy statement provided to shareholders in connection with the annual meeting, to be held on Thursday, April 8, 2010 at the St. Regis Hotel in New York City. In addition, we have reserved the trading symbol BH with the NYSE, which will commence trading a day after a majority of shareholders approve the alteration of the name.

About The Steak n Shake Company

The Steak n Shake Company is a diversified holding company. Its most significant operating subsidiary is Steak n Shake Operations Inc. Founded in 1934, the chain of now 485 restaurants serves premium burgers and milkshakes.

The company’s long-term objective is to maximize its intrinsic business value.  Strategically, the holding company reinvests its cash generated from its operating subsidiaries into investments with the purpose of achieving high risk-adjusted returns.  All investment and other capital allocation decisions are made for the company by Sardar Biglari, Chairman and Chief Executive Officer.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Steak n Shake cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Steak n Shake does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Steak n Shake and its business can be found in the company's filings with the SEC.

Condensed Consolidated Statements of Financial Position
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	December 23,	September 30,
	2009	2009
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,191	$51,395
Investments	9,182	3,001
Receivables, net of allowance of $536 and $538, respectively	6,384	7,660
Inventories	7,335	6,595
Deferred income taxes	3,910	3,910
Assets held for sale	12,997	13,733
Other current assets	3,225	4,421
Total current assets	105,224	90,715
Property and equipment, net	394,037	399,635
Goodwill	14,503	14,503
Other intangible assets, net	1,523	1,567
Other assets	8,391	8,076
Total assets	$523,678	$514,496

Liabilities and shareholders' equity
Liabilities
Current liabilities:
Accounts payable	$26,822	$22,293
Accrued expenses	30,652	30,381
Revolving credit	18,500	18,500
Current portion of obligations under leases	4,267	4,339
Current portion of long-term debt	21	20
Total current liabilities	80,262	75,533
Deferred income taxes	9,678	9,388
Other long-term liabilities	7,589	7,452
Obligations under leases	128,619	130,076
Total liabilities	226,148	222,449

Commitments and contingencies

Shareholders' equity
Common stock - $0.50 stated value, 2,500,000 shares authorized - 1,514,257 shares issued, 1,436,252 shares outstanding*	757	757
Additional paid-in capital	143,299	143,691
Retained earnings	173,208	167,731
Accumulated other comprehensive income	567	112
Treasury stock - at cost: 78,005 shares as of December 23, 2009; 77,796 shares as of September 30, 2009*	(20,479)	(20,430)
The Steak n Shake Company shareholders' equity	297,352	291,861
Noncontrolling interest	178	186
Total shareholders' equity	297,530	292,047
Total liabilities and shareholders' equity	$523,678	$514,496

* Adjusted for 1-for-20 reverse stock split effective December 18, 2009.

Condensed Consolidated Statements of Operations
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	Twelve Weeks Ended
	December 23,	December 17,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Net sales	$147,586	$130,719
Franchise fees	919	958
Total revenues	148,505	131,677

Costs and expenses
Cost of sales	38,479	35,117
Restaurant operating costs	73,157	71,596
General and administrative	8,785	8,645
Depreciation and amortization	6,923	7,443
Marketing	7,727	7,543
Interest	2,554	3,602
Rent	3,693	3,565
Asset impairments and provision for restaurant closing	171	176
Gain on disposal of assets	(23)	(59)
Other (income) expense, net	(827)	30
Total costs and expenses	140,639	137,658

Realized investment gains/losses	312	-

Earnings (loss) before income taxes	8,178	(5,981)

Income taxes	2,684	(2,541)

Net earnings (loss)	5,494	(3,440)

Less: Earnings attributable to noncontrolling interest	17	-

Net earnings (loss) attributable to The Steak n Shake Company	$5,477	$(3,440)

Basic earnings (loss) per common and common equivalent share*	$3.84	$(2.43)

Diluted earnings (loss) per common and common equivalent share*	$3.82	$(2.43)

Weighted average shares and equivalents*
Basic	1,426,684	1,415,089
Diluted	1,433,995	1,415,089

* Adjusted for 1-for-20 reverse stock split effective December 18, 2009.

Condensed Consolidated Statements of Cash Flows
The Steak n Shake Company
(Amounts in $000s)
	Twelve Weeks Ended
	December 23,	December 17,
	2009	2008
	(Unaudited)	(Unaudited)
Operating activities
Net earnings (loss)	$5,494	$(3,440)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	6,923	7,443
Provision for deferred income taxes	-	733
Asset impairments and provision for restaurant closing	171	176
Stock-based compensation and other non-cash expenses	360	1,230
Gain on disposal of assets	(23)	(59)
Realized investment gains	(312)	-
Changes in receivables and inventories	679	9,570
Changes in other assets	1,107	(1,104)
Changes in accounts payable and accrued expenses	5,287	1,043
Net cash provided by operating activities	19,686	15,592

Investing activities
Additions of property and equipment	(3,068)	(1,974)
Proceeds from property and equipment disposals	711	5,056
Purchases of investments	(8,174)	-
Sale of investments	3,050	-
Net cash (used in) provided by investing activities	(7,481)	3,082

Financing activities
Net proceeds from line of credit facility	-	5,660
Principal payments on long-term debt	(5)	(4,476)
Principal payments on direct financing lease obligations	(753)	(1,066)
Proceeds from exercise of stock options	10	-
Proceeds from employee stock purchase plan	118	-
Cash paid in lieu of fractional shares	(711)	-
Repurchase of employee shares for tax withholding	(15)	(11)
Distributions to noncontrolling interest	(53)	-
Net cash (used in) provided by financing activities	(1,409)	107

Increase in cash and cash equivalents	10,796	18,781
Cash and cash equivalents at beginning of period	51,395	6,855

Cash and cash equivalents at end of period	$62,191	$25,636